UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 18, 2006

Mitek Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-15235	87-0418827
(Commission File Number)	(IRS Employer Identification No.)

8911 Balboa Ave, Suite B, San Diego, California	92123
(Address of Principal Executive Offices)	(Zip Code)

(858) 503-7810

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01  Entry Into a Material Definitive Agreement.

Merger Agreement

On September 18, 2006, Mitek Systems, Inc., a Delaware corporation ("Mitek") entered into a definitive Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") with Mitek Acquisition Sub, LLC, a Wyoming limited liability company (the "Acquisition Sub"), Parascript, LLC, a Wyoming limited liability company ("Parascript") and Parascript Management, Inc., a Wyoming corporation, pursuant to which Parascript will merge with and into the Acquisition Sub (the "Merger"). Upon consummation of the Merger, Parascript will be the surviving company and Mitek will be the holder of all of the outstanding limited liability company interests of Parascript.

Mitek had previously entered into and announced a definitive Asset Purchase Agreement (the "Asset Purchase Agreement") with Parascript dated July 13, 2006, pursuant to which Mitek would acquire substantially all of the assets and liabilities of Parascript. Mitek and Parascript subsequently agreed to modify the transaction structure as a result of certain tax issues affecting Parascript. Mitek and Parascript have structured the Merger to result in substantially identical economic results for Mitek and Parascript as those contemplated by the Asset Purchase Agreement.

At the closing of the Merger, Parascript unitholders will receive $80 million in cash and approximately 51.8 million shares of Mitek common stock. Mitek common stock having a value of approximately $4 million will be placed in escrow to secure any indemnity claims that Mitek may have under the Merger Agreement, which escrow will generally last until one year after the effective time of the Merger.

For federal income tax purposes, the Merger will be treated with respect to Mitek as if Mitek purchased all of the assets of Parascript from the unitholders of Parascript. In general, Mitek’s tax basis in the purchased assets will be equal to the fair market value of the Merger consideration paid at closing that is not placed in escrow (i.e., $80 million of cash plus fair market of the approximately 51.8 million shares of Mitek common stock issued less the fair market value of the shares of Mitek common stock placed into escrow). Asset basis may be adjusted for shares distributed or released from the escrow. Mitek expects that a substantial portion of the consideration paid will be allocated to goodwill for federal income tax purposes. Under current federal income tax rules, such goodwill would be amortizable over a 15-year straight-line period.

Under the Merger Agreement, the Parascript unitholders are permitted to receive from Parascript a cash distribution equal, in general, to 30% of the taxable income of Parascript for Parascript's taxable periods ending on the date of the Merger. Because Parascript is taxed as a partnership for federal and state income tax purposes, it is not subject to income tax; rather its unitholders will pay tax on their proportionate share of Parascript's taxable income. The distributions are intended to provide the necessary funds to the Parascript unitholders to satisfy their income tax. Mitek views this distribution as neutral to it since if the taxable income were earned by Mitek, Mitek would be subject to tax on such income (or such income would otherwise reduce Mitek's net operating losses).

Mitek and Parascript have made customary representations and warranties and covenants in the Merger Agreement. The Merger Agreement contains certain termination rights for both Mitek and Parascript and further provides that upon termination of the Merger Agreement under specified circumstances the parties may be required to pay a termination fee of up to $1,000,000.

The closing of the Merger is subject to various closing conditions, including: (i) approval by the stockholders of Mitek of (a) an increase in the number of its authorized shares to provide sufficient shares to be issued in connection with the Merger and (b) a change of the name of Mitek to “Parascript, Inc.” after closing; (ii) entry by Mitek into definitive financing agreements of from $85 million to $95 million in order to consummate the Merger; (iii) approval of the Merger Agreement by the unitholders of Parascript, (iv) regulatory approvals, (v) the effectiveness of the registration statement to be filed by Mitek (the "Registration Statement"), and (vi) the satisfaction or waiver of other customary conditions.

Funding for the Merger is to be provided by a combination of $35 million in subordinated convertible notes and $55 million in senior debt obtained from or through Plainfield Asset Management, LLC ("Plainfield"). The subordinated notes will be convertible into approximately 21.9 million shares of Mitek common stock at a conversion price of $1.60 per share. From the remaining funds obtained from Plainfield, it is anticipated that approximately $10 million will be used for expenses related to the Merger. In addition, Plainfield is expected to provide a revolving line of credit for up to $5 million. Upon completion of the Merger and on a fully-diluted basis, Mitek shareholders will own approximately 22% of the company, Parascript unitholders approximately 55% and Plainfield approximately 23% on an as-if-converted basis.

After the closing of the Merger, the executive offices will be located in Boulder, Colorado. The board of directors will be composed of seven (7) members, including, Mitek's President and Chief Executive Officer James DeBello, Parascript's President and Chief Executive Officer Jeffrey Gilb, Mitek's Chairman John M. Thornton, and a board member of Parascript's Manager, Aron Katz, who will be Chairman of Mitek post-closing. Also included will be three (3) independent directors to be mutually agreed upon who meet the independence requirements of NASDAQ.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference. The Merger Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about Mitek or Parascript. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other, and the assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules.

Additional Information

The Registration Statement will include a related joint proxy statement/prospectus. Mitek stockholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Mitek stockholders will be able to obtain a free copy of the proxy statement/prospectus (when available), as well as other filings containing information about Mitek, without charge, at the SEC's internet site (http://www.sec.gov). In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Mitek by directing a request to Mitek Systems, Inc., 8911 Balboa Ave, Suite B, San Diego, California, 92123. The respective directors and executive officers of Mitek and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed Merger. Information regarding Mitek's directors and executive officers is available in its Form 10-KSB for the year ended September 30, 2005, filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit 2.1 Amended and Restated Agreement and Plan of Merger dated as of September 18, 2006 by and among Mitek Systems, Inc., Mitek Acquisition Sub, LLC, Parascript, LLC and Parascript Management, Inc. (the schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-B).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MITEK SYSTEMS, INC.

Date: September 22, 2006	By:	/s/ Tesfaye Hailemichael
Tesfaye Hailemichael
Chief Financial Officer